EXHIBIT 99.3

V.I. TECHNOLOGIES, INC.

2,750,000 Shares of Common Stock

Offered Pursuant to Rights

Distributed to Stockholders

of V.I. Technologies, Inc.

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by V.I. Technologies, Inc. (“Vitex”) of shares of its Common Stock (as such term is defined below), pursuant to subscription rights (the “Rights”) distributed to all holders of record (“Recordholders”) of shares of Vitex’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 9, 2005 (the “Record Date”). The Rights and Common Stock are described in Vitex’s Prospectus dated March     , 2005 (the “Prospectus”).

In the Rights Offering, Vitex is offering an aggregate of 2,750,000 shares of its Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised, at 5:00 p.m., Eastern Standard time, on April     , 2005, unless extended in the sole discretion of Vitex (as it may be extended, the “Expiration Date”).

Each Right allows the holder thereof to subscribe for one share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $2.00 per share (the “Subscription Price”).

The Rights are evidenced by a Rights certificate (a “Rights Certificate”) registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to 0.80 Rights for each share of Common Stock owned by such beneficial owner as of the close of business on the Record Date.

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Vitex or the Subscription Agent.

Enclosed are copies of the following documents:

1. Prospectus;

2. Instructions For Use of V.I. Technologies, Inc. Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by V.I. Technologies, Inc. and Important Tax Information);

3. A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

4. Notice of Guaranteed Delivery for Rights Certificates Issued by V.I. Technologies, Inc.; and

5. A return envelope addressed to the Subscription Agent.

Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery procedures), with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., Eastern Standard time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from the Subscription Agent. The Subscription Agent’s telephone number is (877) 248-6417 or (718) 921-8317.

Very truly yours,

V.I. TECHNOLOGIES, INC.

NOTHING IN THIS PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF V.I. TECHNOLOGIES, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.